Exhibit 99.6
[LOGO] Constellation
NEWS RELEASE
05

Media Relations	Investor Relations
Cheryl Gossin – 585-678-7191 Angie Blackwell – 585-678-7141	Patty Yahn-Urlaub – 585-678-7483 Bob Czudak – 585-678-7170

CONSTELLATION BRANDS SENIOR EXECUTIVE TO RETIRE
VICTOR, N.Y., April 9, 2009 – Constellation Brands, Inc. (NYSE: STZ, ASX: CBR), the largest wine company in the world, announced today that Andy Berk, a member of Constellation Brands’ Executive Management Committee and president and chief executive officer of Constellation Services will retire effective May 31, 2009.  As part of the transition, Berk will stay on as a consultant for one year, and will continue to serve on Crown Imports’ board of directors and to participate in Constellation’s Executive Management Committee.  Subsequent to Berk’s retirement, the Constellation Services management team will report to the appropriate functional executive at Constellation Brands.

“Andy and his teams at Barton and Constellation Beers and Spirits have played an integral role in transforming Constellation Brands into a global leader in the beverage alcohol industry,” said Rob Sands, president and CEO, Constellation Brands.  “His expertise and leadership have been vital to the growth of our company and helped set Constellation on a path for continued success.”

Berk joined Barton Incorporated in 1990 as president and chief operating officer, and continued in that role after Barton merged with Constellation Brands in 1993.  He was named president and CEO of Barton Incorporated in 1998 and appointed CEO of Constellation Beers and Spirits in 2003.  In addition to his work with Constellation, Berk has been active in various industry trade associations, including an almost three-year stint as chairman of Distilled Spirits Council of the United States and managing director of The Century Council.

About Constellation Brands

Constellation Brands, Inc. is the largest wine company in the world with a strong portfolio of consumer-preferred premium wine brands complemented by spirits, imported beer and other select beverage alcohol products. The company has significant market presence in the U.S., Canada, U.K., Australia and New Zealand.  Based in Victor, N.Y., the company has more than 200 brands in its portfolio, sales in about 150 countries and operates approximately 50 facilities.  It is the largest premium wine company in the U.S.; the largest wine company in the U.K., Australia and Canada; the second largest wine company in New Zealand; and the largest beer importer and marketer in the U.S. through its Crown Imports joint venture with Mexico’s Grupo

Modelo.  Constellation Brands is a S&P 500 Index and Fortune 500® company.  Major brands in the company’s portfolio include Robert Mondavi wines, Hardys, Clos du Bois, Blackstone, Banrock Station, Arbor Mist, Estancia, Ravenswood, Jackson-Triggs, Kim Crawford, Corona Extra, Black Velvet Canadian Whisky and SVEDKA Vodka. To learn more about Constellation Brands and its product portfolio visit the company’s Web site at www.cbrands.com.

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